EXHIBIT 16.1

December 31, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Ovation Research, Inc. Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated December 31, 2013 of Ovation Research, Inc. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC